Ex. 99.1

Applied Digital Signs Anchor Tenant at Ellendale HPC Facility

Further validates the Company’s cost-effective high-performance compute solutions

DALLAS, Jan. 16, 2024 -- Applied Digital Corporation (Nasdaq: APLD) ("Applied Digital" or the "Company"), a designer, builder, and operator of next-generation digital infrastructure designed for High-Performance Computing (“HPC”) applications, announced today it has signed a conditional agreement to provide datacenter capacity at its Ellendale, North Dakota campus, subject to finalization of definitive lease documents. The conditional agreement is for a total of 100MWs for a term of 10 years and is conditional on securing financing for the completion of construction. The company is in conversation with potential lenders to secure the project-level financing needed. The total contract value (TCV) is approximately $2.2 billion over the 10-year term.
About Applied Digital
Applied Digital (Nasdaq: APLD) designs, develops, and operates next-generation data centers across North America to provide digital infrastructure solutions to the rapidly growing high-performance computing (HPC) industry. Find more information at www.applieddigital.com. Follow us on Twitter at @APLDdigital.

Forward-Looking Statements
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Matt Glover or Alex Kovtun
Gateway Group, Inc.
(949) 574-3860
APLD@gateway-grp.com

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Gateway Group, Inc.
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